EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enterprise Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-213799, No. 333-184089, No. 333-159006 and No. 333-136700) and Form S-3 (No. 333-197504) of Enterprise Bancorp, Inc. of our reports dated March 15, 2016 with respect to the consolidated balance sheet of Enterprise Bancorp, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Enterprise Bancorp, Inc.

/s/ KPMG LLP

Boston, Massachusetts
March 14, 2017